Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

May 16, 2014

Emerald Oil, Inc.
1600 Broadway, Suite 1040
Denver, Colorado 80202

Re:	Emerald Oil, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Emerald Oil, Inc., a Montana corporation (the “Company”), in connection with the Registration Statement on Form S-3 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the sale from time to time by certain selling stockholders of the Company (the “Selling Stockholders”) of up to an aggregate of 12,993,085 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Shares consist of (i) 7,878,452 Shares (the “Outstanding Shares”) and (ii) up to 5,114,633 Shares (the “Warrant Shares”) to be issued upon exercise of Warrants (the “Warrants”) held by the Selling Stockholders. We have been advised that the Warrants were issued pursuant to a Securities Purchase Agreement dated February 1, 2013 by and among the Company and the Selling Stockholders, 2,785,600 Outstanding Shares were issued pursuant to a Securities Purchase Agreement dated May 13, 2013 by and among the Company and the Selling Stockholders and 5,092,852 Outstanding Shares were issued pursuant to a Securities Purchase Agreement dated September 23, 2013 by and among the Company and the Selling Stockholders (collectively, the “Securities Purchase Agreements”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i)          the Registration Statement in the form filed with the Commission on the date hereof;

(ii)         the Amended Articles of Incorporation of the Company (the “Articles of Incorporation”);

(iii)        the Amended Bylaws of the Company (the “Bylaws”);

(iv)        resolutions of the Board of Directors of the Company adopted on January 31, 2013, May 8, 2013, September 20, 2013 and May 16, 2014 and of the Pricing Committee of the Board of Directors of the Company adopted on May 16, 2013 and September 26, 2013 (the “Resolutions”);

(v)         copies of the Securities Purchase Agreements;

(vi)        a specimen certificate representing the Common Stock in the form of Exhibit 4.1 to the Registration Statement; and

(vii)       the Warrants.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized by all corporate action on the part of the Company and were validly issued and are fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized by all corporate action on the part of the Company and, when issued upon exercise of the Warrants by the Selling Stockholders in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we have assumed that (i) there will not have occurred any amendment to the Articles of Incorporation or Bylaws of the Company, entry into or amendment of any agreement or instrument binding upon the Company or the Selling Shareholders or any change in applicable law or any order then in effect of any court or governmental body having jurisdiction over the Company, in each case affecting the authorization, execution, delivery, validity or enforceability of the Outstanding Shares, the Warrants or the Warrant Shares, (ii) the Company received the consideration for the Outstanding Shares and Warrants pursuant to the Securities Purchase Agreements, (iii) the registrar and transfer agent for the Common Stock duly registered the issuance of the Outstanding Shares and countersigned the stock certificates evidencing the Outstanding Shares, (iv) the stock certificates representing the Outstanding Shares conform to the specimen certificate examined by us, (v) the Warrant Shares will be issued upon the exercise of the Warrants in accordance with the terms of the Warrants, (vi) the effective exercise price of the Warrants will always be greater than the par value of the Common Stock, and (vii) the registrar and transfer agent for the Common Stock will duly register the issuance of the Warrant Shares and countersign the stock certificates evidencing the Warrant Shares.

Our opinions expressed above are limited to the laws of the State of Montana.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Registration Statement. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ DORSEY & WHITNEY LLP

Dorsey & Whitney LLP